Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES SOLID FIRST QUARTER 2016 RESULTS

•	Quarterly capital expenditures totaled $374 million, below the low end of guidance. Full-year 2016 capital expected to be less than the original $1.5 billion estimate.

•
Delivered substantial cost reductions versus guidance and the prior year. On a BOE basis, LOE averaged $3.63 (excluding the Isabela workover in the Gulf of Mexico), down 34 percent from the first quarter of last year.

•
Maintained robust financial position, including $5 billion in liquidity, comprised of cash and a $4 billion undrawn credit facility. The Company’s investment grade credit ratings were affirmed by all three credit rating agencies.

•
Reported quarterly sales volumes of 416 MBoe/d, substantially higher than the Company’s guidance and an increase of eight percent compared to the first quarter of last year (proforma for the Rosetta Resources Inc. merger) as a result of strong underlying asset performance. Raised full-year 2016 volume guidance by four percent from 390 MBoe/d to 405 MBoe/d.

•
Commenced production on the Company’s first two Delaware Basin wells in Reeves County, Texas. The IP-30 rates were 382 Boe/d and 261 Boe/d per thousand lateral feet, above the Tier 1 Wolfcamp A type curve and confirming the quality and extent of Noble Energy’s acreage position.

•	Sold a first quarter record 266 MMcf/d, net, of natural gas in Israel, reflecting enhanced dispatch of natural gas over coal to fuel power generation.

•
Received $238 million in total asset sale proceeds during the quarter, including for the sale of the undeveloped Tanin and Karish fields in Israel, the farm-down of interest in Block 12 offshore Cyprus, and certain non-core asset sales in the U.S. unconventional business.

HOUSTON (May 4, 2016) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”)
today announced results for the first quarter of 2016, including adjusted net loss (1) of $228 million, or $0.53 per diluted share, excluding the impact of certain items not typically considered by analysts in published estimates. The reported net loss for the quarter was $287 million or $0.67 per diluted share. EBITDAX(1) (earnings before interest expense, income taxes, depreciation, depletion, and amortization, and exploration expenses) and Adjusted EBITDAX(1) were $406 million and $518 million, respectively. Capital expenditures for the quarter were $374 million.

(1) A Non-GAAP measure, see attached Reconciliation Schedules

Total Company volumes for the first quarter of 2016 increased to 416 thousand barrels of oil equivalent per day (MBoe/d), up 31 percent from the first quarter of 2015. Liquids comprised 45 percent (31 percent crude oil and condensate and 14 percent natural gas liquids) of first quarter 2016 volumes, with natural gas accounting for 55 percent. Compared to the first quarter of 2015, total liquids volumes were higher by 50 thousand barrels per day (MBbl/d), split evenly between crude oil and natural gas liquids. U.S. sales volumes for the quarter totaled 306 MBoe/d, while International sales volumes were 110 MBoe/d. Total sales volumes were lower than produced volumes by approximately two thousand barrels per day (MBbl/d) due to the timing of liquids liftings in Equatorial Guinea.

A portion of the increase in total Company volumes for the first quarter of 2016 over 2015 was a result of the merger with Rosetta Resources Inc. (“Rosetta”) in July of 2015. The associated assets, including Eagle Ford and Permian Basin properties, contributed volumes totaling more than 60 MBoe/d in the first quarter of 2016. Excluding these assets, total Company sales volumes were up 12 percent compared to the initial quarter of 2015. This increase was driven by onshore U.S. horizontal completions and production optimization, as well as the startup of the Big Bend and Dantzler oil fields in the deepwater Gulf of Mexico. Higher Israel natural gas sales to satisfy growing demand for power generation also contributed to the increase. Sales volumes in West Africa, while lower than the first quarter of last year, were better than anticipated as a result of reduced downtime at Alba in Equatorial Guinea for the B-3 compression platform installation and turnaround activities.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “We are off to a solid start this year and have made substantial progress on our goals for 2016. Our high-quality and diverse portfolio is delivering strong results, giving us the confidence to lower our full year capital and cost outlook while raising volumes substantially. We have aligned our business within cash flows and are continuing to protect our investment-grade balance sheet. Significant capital efficiency gains and outstanding operating performance, combined with robust liquidity, position us well in any price scenario.”

Total lease operating expense (LOE) and general and administrative (G&A) costs were essentially flat to first quarter 2015 levels, even with an approximate 100 MBoe/d increase in volume period over period. On a barrel of oil equivalent (BOE) basis, first quarter 2016 LOE averaged $4.25, down 22 percent from the same period in 2015, despite the impact of the Isabela workover in the Gulf of Mexico during the first quarter of 2016. Excluding this item, LOE per BOE was $3.63, down 34 percent period over period. G&A cost synergies from the Rosetta transaction are already exceeding the $40 million annual expectation.

Production taxes for the first quarter of 2016 included a $28 million accrual for the future refund of prior year severance taxes related to U.S. onshore assets. Transportation and gathering expense totaled

$2.83 per BOE and reflected a change in accounting classification as all gas-processing costs are now reflected in transportation and gathering expense. Depreciation, depletion and amortization expenses for the quarter reflected higher Israel and West Africa volumes versus expectation. Exploration expense for the 2016 quarter included the majority of costs associated with the Silvergate well and various seismic and other geoscience costs. The Company’s income tax rate for the first quarter of 2016 was 37 percent, with essentially all of the total income tax provision being deferred.

Adjustments to the Company’s net loss for the first quarter of 2016 included unrealized commodity derivative losses, primarily related to existing crude oil hedging positions, as well as a gain on the extinguishment of debt resulting from the successful tender offer for prior Rosetta notes. Also included in adjustments for the quarter was the write-off of certain capitalized costs associated with a rig contract termination offshore the Falkland Islands.

OPERATIONS UPDATE
DJ BASIN
Sales volumes averaged 118 MBoe/d in the first quarter of 2016, up two percent from the first quarter of 2015. Liquids represented 66 percent of DJ Basin volumes (49 percent crude oil and condensate and 17 percent natural gas liquids) and 34 percent was natural gas. In the Company’s primary areas of activity, Wells Ranch and East Pony, combined volumes averaged nearly 65 MBoe/d during the quarter, up 34 percent compared to the first quarter of 2015. Production volumes for the first quarter of 2016 were impacted by certain third-party facility downtime as a result of winter storms in late March.

Highlights include:

•
Reduced well costs for normalized extended-reach laterals, including allocated facilities, to $2.7 million in Wells Ranch. Total well costs are down more than 35 percent compared to early 2015. The Company continues to shift its well designs to focus on extended-reach laterals with monobore drilling, slickwater completion fluid, and enhanced proppant loading. Normalized extended-reach lateral well costs for historical completion designs have been reduced to $2.4 million.

•	Drilled 24 wells at an average lateral length of over 7,300 feet. Approximately 60 percent of wells spud were extended-reach lateral wells.

•
Average drilling time for a standard lateral length well (4,500 feet) remained under six days, while medium (6,000 feet) and long (9,000 feet) lateral wells are being drilled in seven and eight days on average, respectively. A long lateral well was drilled in a record time of under six days (spud to rig release).

•	Commenced production on 36 wells (equivalent to 43 standard lateral length wells). Initial production rates from enhanced completion designs (slickwater with higher proppant concentrations) continue to materially exceed legacy completions. The initial production rate for wells that achieved 30 days of production (IP-30) in the quarter (22 wells) was an average of 836 Boe/d. These wells had an average lateral length of 5,860 feet, and more than half utilized proppant loading of 1,000 pounds or more per lateral foot. On a per lateral foot basis, well productivity is up more than 30 percent versus first quarter 2015 wells.

•	The Company exited the quarter with 46 wells drilled but uncompleted.

TEXAS (EAGLE FORD AND PERMIAN)
Production volumes for the Eagle Ford and Permian assets averaged more than 60 MBoe/d in the first quarter of 2016. Liquids represented 64 percent of the total (28 percent crude oil and condensate and 36 percent NGLs), while natural gas accounted for the remainder. Eagle Ford production comprised 84 percent of the volumes and the Permian 16 percent.

Highlights include:

•	Drilled four operated wells to total depth, including two Lower Eagle Ford wells in South Texas and two Wolfcamp A wells in the Permian’s Delaware Basin.

•
Initiated production on the Company’s first two Delaware completions in Reeves County. The Calamity Jane 2001H, with a lateral length of 4,190 feet, was completed with nearly 1,700 pounds of proppant per lateral foot. The well’s IP-30 rate was 1,599 Boe/d (or 382 Boe/d per thousand lateral feet), which is substantially above the 700 thousand barrel of oil equivalent (MBoe) type curve. The Soapy Smith 36 1H, a western extension test, was completed with 1,800 pounds of proppant per lateral foot, utilized slickwater as completion fluid, and had a lateral length of 2,790 feet. The well’s IP-30 rate was 728 Boe/d (or 261 Boe/d per thousand lateral feet), slightly exceeding the 700 MBoe type curve.

•
Commenced production on eight Lower Eagle Ford wells, including six wells in Gates Ranch (northern Webb County), which came on late in the quarter, and two wells located in Briscoe Ranch (southern Dimmitt County). The Briscoe Ranch 36 and 32 wells were the Company’s first Eagle Ford wells outside of Gates Ranch. Both wells, which had lateral lengths averaging 4,912 feet, were completed with nearly 2,000 pounds of proppant per lateral foot and were testing different cluster spacing patterns. The IP-30 rates of these wells were 3,525 Boe/d (20-foot clusters) and 2,236 Boe/d (40-foot clusters), respectively, which are substantially above historic results and type curve for the acreage.

•	There were 48 wells drilled but uncompleted (including 33 in the Eagle Ford and 15 in the Delaware) at the end of the quarter.

MARCELLUS SHALE

Production volumes in the Marcellus Shale averaged 573 million cubic feet of natural gas equivalent per day (MMcfe/d) in the first quarter of 2016, a 46 percent increase over the same quarter of last year. Natural gas represented 88 percent of first quarter 2016 volumes, with the remaining 12 percent primarily composed of natural gas liquids (NGLs).

Highlights include:

•
Commenced production on 25 new wells, including eight wells operated by Noble Energy and 17 wells operated by Joint Venture partner CONSOL Energy. The eight operated wells, on the Rich Hill 23 pad in Greene County, Pennsylvania, had an average lateral length of approximately 10,800 feet and held a combined production of approximately 100 MMcf/d, gross, for over 60 days.

•	Exited the quarter with 79 wells drilled but uncompleted in the Joint Venture.

•	CONE Midstream Partners gathered gross throughput volumes averaging 1.3 billion cubic feet per day during the quarter, an increase of 52 percent from the same quarter in the previous year.

GULF OF MEXICO
In the Gulf of Mexico, sales volumes averaged 29 MBoe/d, a 91 percent increase versus the first quarter of last year. Crude oil and condensate represented 84 percent of first quarter 2016 volumes, six percent were NGLs and 10 percent natural gas.

Highlights include:

•	Combined production from the Big Bend and Dantzler development, which commenced production late in 2015, contributed 19 MBoe/d, net to Noble Energy.

•	Workover operations at the Isabela well were completed successfully and ahead of schedule. The well returned to production late in the first quarter.

•
Topsides modifications at the third-party Gulfstar 1 facility host for the Company’s Gunflint field continue and physical project readiness was advanced to 75 percent. The Gunflint project remains within budget and is targeting a mid-2016 startup for first production.

•	Captured two additional deepwater blocks and multiple exploration prospect opportunities through the March lease sale.

WEST AFRICA
Sales volumes in West Africa averaged 65 MBoe/d, which were 43 percent crude oil and condensate, seven percent NGLs, and 50 percent natural gas. Production volumes for the quarter exceeded sales by approximately two MBbl/d primarily as a result of the timing of liquids liftings from Alba.

Highlights include:

•
Offshore operations at the Alba field, including installation of the new B3 compression platform and planned maintenance events, were carried out with less downtime than previously expected. Commissioning and start-up of the compression platform, which will enhance full field recovery, remains on schedule for mid-year.

•	Production optimization at the Company’s operated Aseng and Alen fields delivered sales volumes of over 21 MBbl/d for the quarter, net to Noble Energy.

•	Commenced an additional 3D seismic acquisition offshore Gabon at the Company’s operated Block F15.

EASTERN MEDITERRANEAN
In the Eastern Mediterranean, Israel natural gas sales volumes averaged 266 MMcf/d, an increase of ten percent versus the first quarter of last year. Despite milder weather versus the 2015 period, higher volumes resulted from an increased dispatch of natural gas versus coal in the power generation sector and growth from industrial customers.

Highlights include:

•	Continued strong operations and reservoir performance at Tamar, combined with zero facility downtime.

•	Received approximately $200 million in total proceeds from the sale of the undeveloped Tanin and Karish fields in Israel as well as the farm-down of interest in Block 12 offshore Cyprus.

•
Commenced marketing of natural gas from the Leviathan field to Israel domestic customers, with one gas sales contract executed and multiple under negotiation. Discussions toward final agreements with regional export customers continue to progress.

•
Resubmitted Leviathan initial field development plan to the Government, which includes a fixed and expanded platform design. The National Planning Committee recently approved the locations of the Leviathan platform and pipeline connection in northern Israel. Current development plans provide for an initial deliverability of between 1.2 Bcf/d and 2.1 Bcf/d, dependent upon natural gas sales contracts.

•
Received notification of Israel’s Supreme Court affirmation of the Government’s natural gas regulatory framework, including the application of Section 52 anti-trust exemptions, with the exception of the framework’s stability language. Noble Energy continues to engage with the Government as it works to address the Supreme Court’s concern.

OTHER
Highlights include:

•
Maintained approximately $5 billion in liquidity, comprised of $953 million of cash and a $4 billion undrawn credit facility. The Company’s investment grade credit ratings were affirmed by all three credit rating agencies.  Fitch launched coverage with rating of ‘BBB-’ with outlook stable.

•	Reduced annual interest expense by approximately $50 million as the result of a successful debt extinguishment (tender offer of previous Rosetta notes and new term loan issued).

UPDATED GUIDANCE
While remaining flexible to commodity environment changes through the remainder of the year, Noble Energy anticipates full-year capital expenditures to be less than the original estimate of $1.5 billion. The reduction is driven primarily by capital efficiencies in the U.S. onshore business. Total sales volumes for full-year 2016 have been raised four percent to an expected average of 405 MBoe/d, reflecting actuals from the first quarter and improved expectations for the rest of 2016. In the U.S., volumes have been increased as a result of improved productivity primarily in the DJ Basin, even with slightly fewer completions expected to commence production. Higher volumes internationally are driven by reduced Alba field downtime in West Africa and increased natural gas demand in Israel.

For the second quarter, Noble Energy expects capital expenditures between $350 million and $400 million with total volumes anticipated to range between 405 MBoe/d and 415 MBoe/d. Compared to the first quarter of the year, higher volumes are expected in the Company’s Texas assets, driven by the timing of well completions in the Eagle Ford, and in West Africa as a result of Alba field volumes. Natural gas sales in Israel are anticipated lower sequentially based on seasonal power generation demand, and volumes in the DJ Basin are impacted by a previously-scheduled facility turnaround maintenance at the Wells Ranch central processing facility.

Additional detailed guidance for the second quarter is provided in the Company’s supplemental slides for the quarterly conference call. The slides are available on the Company’s website.

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-466-4582 and 719-325-2480. The pass code number is 5463485. A replay will be available on the website.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nobleenergyinc.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Repine
(832) 639-7380
Megan.Repine@nblenergy.com

Media Contacts:
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They may include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission (“SEC”). These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "type curve”, which are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues
Crude Oil and Condensate	$365	$431
Natural Gas	287	276
Natural Gas Liquids (1)	53	42
Income from Equity Method Investees	19	18
Total Revenues	724	767
Operating Expenses
Lease Operating Expense	161	157
Production and Ad Valorem Taxes	4	32
Transportation and Gathering Expense (1)	107	65
Marketing and Processing Expense, Net	22	6
Exploration Expense	163	65
Depreciation, Depletion and Amortization	617	454
General and Administrative	91	94
Other Operating (Income) Expense, Net	(19)	28
Total Operating Expenses	1,146	901
Operating Loss	(422)	(134)
Other Expense (Income)
Gain on Commodity Derivative Instruments	(44)	(150)
Interest, Net of Amount Capitalized	79	57
Other Non-Operating (Income) Expense, Net	(4)	1
Total Other Expense (Income)	31	(92)
Loss Before Income Taxes	(453)	(42)
Income Tax Benefit	(166)	(20)
Net Loss	$(287)	$(22)
Loss Per Share
Loss Per Share, Basic	$(0.67)	$(0.06)
Loss Per Share, Diluted	$(0.67)	$(0.06)

Weighted Average Number of Shares Outstanding
Basic	429	370
Diluted	429	370
(1) Certain of our revenue received from purchasers was historically presented with deductions for transportation, gathering, fractionation or processing costs. Beginning in 2016, we have changed our presentation to no longer include these expenses as deductions from revenue. These costs are now included within transportation and gathering expense and prior year amounts have been reclassified to conform to the current presentation.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 4, 2016.

On July 20, 2015, we completed the merger with Rosetta Resources Inc. (Rosetta or Rosetta Merger) and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and Cash Equivalents	$953	$1,028
Accounts Receivable, Net	531	450
Commodity Derivative Assets	454	582
Other Current Assets	154	216
Total Current Assets	2,092	2,276
Net Property, Plant and Equipment	20,707	21,300
Other Noncurrent Assets	614	620
Total Assets	$23,413	$24,196
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Trade	$1,005	$1,128
Other Current Liabilities	601	677
Total Current Liabilities	1,606	1,805
Long-Term Debt	7,882	7,976
Deferred Income Taxes, Noncurrent	2,640	2,826
Other Noncurrent Liabilities	1,233	1,219
Total Liabilities	13,361	13,826
Total Shareholders’ Equity	10,052	10,370
Total Liabilities and Shareholders’ Equity	$23,413	$24,196

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 4, 2016.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended March 31,
	2016	2015
Cash Flows From Operating Activities
Net Loss	$(287)	$(22)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	617	454
Asset Impairments	—	27
Dry Hole Cost	93	20
Gain on Extinguishment of Debt	(80)	—
Loss on Assets Due to Terminated Contract	42	—
Deferred Income Tax Benefit	(186)	(30)
Loss from Equity Method Investees, Net of Dividends	(3)	(18)
Gain on Commodity Derivative Instruments	(44)	(150)
Net Cash Received in Settlement of Commodity Derivative Instruments	178	210
Stock Based Compensation	20	21
Other Adjustments for Noncash Items Included in Net Loss	37	11
Net Changes in Working Capital	(136)	18
Net Cash Provided by Operating Activities	251	541
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(496)	(1,111)
Additions to Equity Method Investments	(6)	(44)
Proceeds from Divestitures and Other	238	119
Net Cash Used in Investing Activities	(264)	(1,036)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(41)	(64)
Proceeds from Issuance of Shares of Common Stock to Public, Net of Offering Costs	—	1,112
Net (Proceeds) Repayments of Long-Term Debt	17	—
Repayment of Capital Lease Obligation	(13)	(19)
Other	(25)	(8)
Net Cash (Used in) Provided by Financing Activities	(62)	1,021
(Decrease) Increase in Cash and Cash Equivalents	(75)	526
Cash and Cash Equivalents at Beginning of Period	1,028	1,183
Cash and Cash Equivalents at End of Period	$953	$1,709

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 4, 2016.

On July 20, 2015, we completed the merger with Rosetta and the associated volumes and price statistics are included in our operations beginning on July 21, 2015. The results of these volumes and prices attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended March 31,
Sales Volumes	2016	2015
Crude Oil and Condensate (MBbl/d)
United States	102	73
Equatorial Guinea	27	30
Other International	—	1
Total consolidated operations	129	104
Equity method investee - Equatorial Guinea	1	2
Total	130	106
Natural Gas Liquids (MBbl/d)
United States	53	25
Equity method investee - Equatorial Guinea	4	6
Total	57	31
Natural Gas (MMcf/d)
United States	910	619
Israel	266	242
Equatorial Guinea	195	231
Total	1,371	1,092
Total Sales Volumes (MBoe/d)
United States	306	201
Israel	45	40
Equatorial Guinea	60	68
Other International	—	1
Total consolidated operations	411	310
Equity method investee - Equatorial Guinea	5	8
Total sales volumes (MBoe/d)	416	318

Total sales volumes (MBoe)	37,853	28,663

Price Statistics - Realized Prices
Crude Oil and Condensate ($/Bbl)(1)
United States	$30.14	$44.39
Equatorial Guinea	34.49	49.65
Other International	—	52.89
Total	$31.04	$45.96
Natural Gas Liquids ($/Bbl)(1)
United States	$11.18	$18.80
Natural Gas ($/Mcf)(1)
United States	$1.90	$2.72
Israel	5.19	5.45
Equatorial Guinea	0.27	0.27
Total	$2.30	$2.81
(1) Average realized prices do not include gains or losses on commodity derivative instruments.

On July 20, 2015, we completed the merger with Rosetta and the associated volumes and price statistics are included in our operations beginning on July 21, 2015. The results of these volumes and prices attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net Loss (GAAP) to Adjusted (Loss) Income (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted (loss) income should not be considered an alternative to, or more meaningful than, net loss or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted (loss) income is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, Adjusted (loss) income may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted (loss) income may not be comparable to similar measures of other companies in our industry.

	Three Months Ended March 31,
	2016	2015
Net Loss	$(287)	$(22)
Adjustments to Net Loss
Loss on Commodity Derivative Instruments, Net of Cash Settlements [1]	134	60
Loss on Assets Due to Terminated Contract [2]	42	—
Gain on Debt Extinguishment [3]	(80)	—
Asset Impairments [4]	—	27
Other Adjustments [5]	16	6
Total Adjustments Before Tax	112	93
Income Tax Effect of Adjustments [6]	(53)	(61)
Adjusted (Loss) Income	$(228)	$10
Net Loss Per Diluted Share	$(0.67)	$(0.06)
Adjusted (Loss) Income Per Diluted Share	$(0.53)	$0.03

Weighted Average Number of Shares Outstanding
Diluted	429	373

NOTE:
On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]
Many factors impact our gain or loss on commodity derivative instruments, net of cash settlements, including: increases and decreases in the commodity forward price curves compared to our executed hedging arrangements; increases in hedged future revenues; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivative instruments, net of cash settlements, recognized in the current period, will be realized in the future when cash settlement occurs.

[2]	Amount relates to the termination of a rig contract offshore Falkland Islands.

[3]	Amount relates to the early tendering of senior notes assumed in the Rosetta Merger.

[4]	Amount for 2015 relates to Eastern Mediterranean and Gulf of Mexico properties.

[5]	Includes loss on sale of other assets, building exit cost, and stacked drilling rig expense.

[6]
Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, as well as the change in the indefinite reinvestment assertion related to accumulated undistributed earnings of foreign subsidiaries.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net Loss (GAAP) to EBITDAX (Non-GAAP) and Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (EBITDAX) and Adjusted EBITDAX should not be considered an alternative to, or more meaningful than, net loss or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that EBITDAX and Adjusted EBITDAX is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, EBITDAX and Adjusted EBITDAX may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of EBITDAX and Adjusted EBITDAX may not be comparable to similar measures of other companies in our industry.

	Three Months Ended March 31,
	2016	2015
Net Loss	$(287)	$(22)
Adjustments to Net Loss
Depreciation, Depletion, and Amortization	617	454
Exploration Expense	163	65
Interest, Net of Amount Capitalized	79	57
Income Tax Benefit	(166)	(20)
EBITDAX	$406	$534

Earnings Adjustments, Before Tax [1]	112	93
Adjusted EBITDAX	$518	$627

NOTE:
On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated income statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]	See Schedule 5: Reconciliation of Net Loss (GAAP) to Adjusted (Loss) Income (Non-GAAP).

Capital Expenditures
(in millions, unaudited)

	Three Months Ended March 31,
	2016	2015
Capital Expenditures (Accrual Based)	$374	$919
Increase in Capital Lease Obligations [2]	—	20
Total Capital Expenditures (Accrual Based)	$374	$939

[2]	Represents estimated construction in progress to date on US operating assets and corporate buildings.